Exhibit 3

Execution Version

Support and Rollover Agreement
This Support and Rollover Agreement (this “Agreement”), dated as of July 11, 2024, is entered into by and among the undersigned stockholder of the Company (the “Shareholder”), Envestnet, Inc., a Delaware corporation (the “Company”), BCPE Pequod Buyer, Inc., a Delaware corporation (“Parent”), BCPE Pequod Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and BCPE Pequod Topco, LP, a Delaware limited partnership (“TopCo LP”). Capitalized terms used but not deﬁned herein shall have the meanings given to them in the Merger Agreement (as defined below).
RECITALS
WHEREAS, concurrently with the execution and delivery of this Agreement, (i) the Company, (ii) Parent and (iii) Merger Sub will enter into an Agreement and Plan of Merger (as may be amended, restated or otherwise modified from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving company in the Merger such that it will be a wholly owned subsidiary of Parent;
WHEREAS, as of the date hereof, the Shareholder is the record holder or “beneﬁcial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of Common Shares, par value $0.005 per share, of the Company;
WHEREAS, pursuant to the terms and conditions set forth herein, prior to the Closing, the Shareholder is to contribute the number of Common Shares of the Company set forth opposite the Shareholder’s name on Exhibit A hereto under the heading “Rollover Shares” (the “Rollover Shares”) to TopCo LP in exchange for certain non-voting equity interests in TopCo LP having an aggregate value equal to the amount listed under the heading “Rollover Amount” corresponding with the Shareholder as set forth on Exhibit A hereto (such amount, the “Rollover Amount” and such contribution and exchange, the “Rollover”); and
WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Merger Agreement and concurrently with the execution and delivery of the Merger Agreement, Parent has required that the Shareholder, and the Shareholder has agreed to, enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.          Agreement to Vote the Rollover Shares.
1.1.          Beginning on the date hereof until the Termination Date (as deﬁned below) , at every meeting of the shareholders of the Company, including any postponement, recess or adjournment thereof, or in any other circumstance, in each case, upon which a vote, consent or other approval (including a written consent) with respect to the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement is sought, the Shareholder agrees to, and if applicable, to cause its Affiliates to, aﬃrmatively vote (including via proxy) or execute consents with respect to (or cause to be voted (including via proxy) or consents to be executed with respect to) all of the Rollover Shares as follows: (a) in favor of (i) the adoption of the Merger Agreement and the approval of the Merger, (ii) the approval of any proposal to adjourn or postpone any Company Shareholders Meeting if the Company or Parent proposes or requests such postponement or adjournment in accordance with Section 8.2 of the Merger Agreement and (iii) the approval of any other proposal considered and voted upon by the stockholders of the Company at any Company Shareholders Meeting necessary for the consummation of the Merger and the transactions contemplated by the Merger Agreement, and (b) against (i) any proposal, action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company contained in the Merger Agreement or that would reasonably be expected to result in any condition set forth in Sections 9.1 or 9.2 of the Merger Agreement not being satisﬁed or not being fulﬁlled prior to the Termination Date, (ii) any Acquisition Proposal and (iii) any other action, agreement or proposal which would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or any of the Transactions (clauses (a) and (b) collectively, the “Supported Matters”). The Shareholder agrees to, and agrees to cause its applicable Affiliates to, be present, in person or by proxy, at every meeting of the stockholders of the Company, including any postponement, recess or adjournment thereof, or in any other circumstance, however called, to vote on the Supported Matters (in the manner described in this Section 1.1) so that all of the Rollover Shares will be counted for purposes of determining the presence of a quorum at such meeting, or otherwise cause the Rollover Shares to be counted as present thereat for purposes of establishing a quorum. For the avoidance of doubt, other than with respect to the Supported Matters, the Shareholder does not have any obligation to vote the Rollover Shares in any particular manner and, with respect to such other matters (other than the Supported Matters), the Shareholder shall be entitled to vote the Rollover Shares in its sole discretion.
1.2.          For the avoidance of doubt, equity securities of the Company held by Advisory Subsidiaries (as defined in the Schedule 13D filed by BlackRock, Inc. on May 21, 2021 that relates to the Common Shares of the Company) of BlackRock, Inc. in their capacity as investment advisers to client accounts (including any additional equity securities of the Company acquired by Advisory Subsidiaries after the date hereof) shall not be subject to the terms and conditions set forth in this Agreement.
2.          Rollover.
2.1.          Upon the terms and conditions set forth in this Agreement, immediately prior to, and subject to and conditioned upon, the Closing, the Shareholder shall contribute to TopCo LP the Rollover Shares, free and clear of all Liens other than restrictions imposed by applicable securities Laws, and TopCo LP shall accept such contribution in exchange for the issuance by TopCo LP to the Shareholder of non-voting equity interests in TopCo LP (the “TopCo Units”) having an aggregate value equal to the Shareholder’s Rollover Amount, at a price per share in respect of each Rollover Share equal to the Merger Consideration. The Shareholder shall not, under any circumstances, be obligated to contribute to, purchase equity or debt of, or otherwise provide funds to Parent or Merger Sub in any amount in excess of the aggregate Rollover Amount; provided, however, that in no event shall the Shareholder receive a number of TopCo Units that would result in the Shareholder indirectly holding in excess of 4.9% of the equity interests in the Company at the Closing (and the number of Rollover Shares shall be automatically decreased as necessary to give effect to the foregoing limit). Other than the Rollover Shares, all equity securities of the Company held by the Shareholder, including those that no longer constitute Rollover Shares pursuant to the automatic decrease contemplated by the prior sentence, shall be treated at the Effective Time and upon consummation of the Merger as set forth in the Merger Agreement.
2.2.          In connection with the consummation of the transactions contemplated by this Agreement and the Merger Agreement, the Shareholder and TopCo LP agree to negotiate in good faith with respect to, and immediately prior to the Closing, the Shareholder shall become a party to, and become bound by the terms of, the limited partnership agreement of TopCo LP (as such agreement may be amended, restated or otherwise modified from time to time, the “TopCo LPA”), by executing a counterpart or joinder to such agreement. For the avoidance of doubt, neither the parties’ agreement upon, nor their entry into, the TopCo LPA prior to the Closing shall be a condition precedent to any party’s obligation to consummate the Rollover in accordance herewith or to otherwise perform any obligations hereunder.
2.3.          Conditions to Rollover. The obligations of the Shareholder to consummate the Rollover is subject to the satisfaction (or waiver by the Shareholder in writing) of the following conditions:
(a)          (i) The execution and delivery of the Merger Agreement by the parties thereto, (ii) the satisfaction or valid waiver of each of the conditions to effect the Closing set forth in Section 9.1 and Section 9.2 of the Merger Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the fulfillment or valid waiver of those conditions at the Closing), (iii) the receipt by Parent in full of the Debt Financing (or, if Alternative Financing is being used in accordance with Section 8.9 of the Merger Agreement, the Financing to be made available pursuant to the commitments with respect thereto) in accordance with the terms thereof upon the funding of the Equity Financing at the Closing, (iv) the substantially contemporaneous funding of the Equity Financing by Parent and (v) the substantially contemporaneous consummation of the Merger in accordance with the terms of the Merger Agreement.
(b)          There shall not be any (i) Order restraining, enjoining or otherwise preventing the consummation of the Rollover issued by any Governmental Entity having jurisdiction over any party hereto that remains in effect, or (ii) Law promulgated, enacted, issued or deemed applicable to the Rollover by any Governmental Entity having jurisdiction over any party hereto that prohibits or makes illegal the consummation of the Rollover that remains in effect.
2.4.          Tax Treatment. The parties hereto agree that, for U.S. federal (and applicable state and local) income tax purposes, the Rollover is intended to be treated as a transaction described in Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”). Each party hereto shall prepare and ﬁle (and shall cooperate in the preparation and ﬁling of, as reasonably requested) all Tax Returns in a manner consistent with the Intended Tax Treatment and shall not take any position inconsistent with the Intended Tax Treatment in connection with any tax matters, in each case, unless otherwise required pursuant to a ﬁnal “determination” within the meaning of Section 1313(a)(1) of the Code but without regard to any appeal procedures from a judgment of an applicable court.

2.5.          Tax Information. Within ninety (90) days following the Closing Date, the Shareholder shall provide to TopCo LP or its accountants the Shareholder’s estimated tax basis and holding period as of the Closing Date in its Rollover Shares and shall promptly provide updated information in respect thereof if the Shareholder determines that its actual tax basis or holding period is diﬀerent than previously reported. In connection with the Rollover, the Shareholder shall deliver to TopCo LP a properly completed and timely executed IRS Form W-8 or W-9.
2.6.          Withholding. Each applicable withholding agent shall be entitled to deduct or withhold from any amounts owing from such Persons to the Shareholder (including withholding equity interests in the case of issuances of equity by such Persons) for any federal, state, local or non-U.S. withholding taxes, excise taxes, or employment taxes imposed with respect to compensation or other payments to the Shareholder or the Shareholder’s ownership interest in the applicable Person, including, without limitation, equity issuances, wages, bonuses, distributions, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity; provided, that the Person intending to make any such deduction or withholding (other than compensatory withholding or withholding resulting from the failure of a Shareholder to provide the forms required under Section 2.6) shall reasonably cooperate with the Shareholder in determining whether any reductions or exemptions from withholding are available, including providing the Shareholder with a reasonable opportunity to provide such forms, certiﬁcates or other evidence to eliminate or reduce any such required deduction or withholding. To the extent any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Shareholder. The Shareholder shall provide TopCo LP with such additional tax-related information, certiﬁcations and documentation as TopCo LP may reasonably request in connection with satisfying any applicable withholding requirements.
2.7.          Additional Rollover Matters. The parties hereto acknowledge and agree that Parent may, it its sole discretion, determine to modify the structure of the Rollover such that the Rollover Shares are contributed to an entity that is classified as a U.S. corporation for tax purposes (the “Corporate TopCo”) in exchange for interests in such entity having an aggregate value equal to the Rollover Amount, in which case, automatically and without further action by any party hereto, (i) all references to TopCo LP, TopCo LPA and TopCo Units shall be deemed to be references to the Corporate TopCo, the equivalent governing documents of such entity and the equivalent equity securities of such entity, respectively, and (ii) the reference to Section 721 of the Code in Section 2.4 above shall be deemed to be replaced with a reference to Section 351 of the Code.
3.          Termination. This Agreement shall terminate automatically and without further action upon the earliest to occur of: (i) the consummation of the Closing (following the consummation of the Rollover), (ii) the valid termination of the Merger Agreement pursuant to its terms or (iii) the written consent of the Shareholder, Parent and the Company (such date, the “Termination Date”); provided, that the provisions set forth in Sections 11 through 24 shall survive the termination of this Agreement; provided, further, that Sections 2.4, 2.6 and 2.7 shall survive the termination of this Agreement in the event of a termination of this Agreement pursuant to the foregoing clause (i); and provided further, that the termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party hereto for that party’s Willful Breach (as defined below) of this Agreement that may have occurred on or before such termination. For the purpose hereof, “Willful Breach” means a material breach of any obligation, covenant or agreement hereunder that is a consequence of an act undertaken by a party (or the failure by a party to take an act it is required to take hereunder) with knowledge that the taking of (or failure to take) such act would, or would reasonably be expected to, cause a breach of this Agreement.
4.          Transfers. Beginning on the date hereof until the Termination Date, the Shareholder hereby covenants and agrees that the Shareholder shall not, and shall direct its Affiliates not to, directly or indirectly (i) tender any Rollover Shares into any tender or exchange oﬀer, (ii) oﬀer, sell, transfer, assign, exchange, pledge, hypothecate, encumber, or otherwise dispose of (collectively, “Transfer”) or enter into any Contract, option, understanding or other arrangement with respect to the Transfer of, any Rollover Shares or beneﬁcial ownership, voting power or any other interest thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney, deposit any Rollover Shares into a voting trust or enter into a voting agreement with respect to any Rollover Shares that is inconsistent with this Agreement, (iv) enter into any hedge, swap or other transaction or Contract which is designed to (or is reasonably expected to lead to or result in) a transfer of the economic consequences of ownership of any Rollover Shares, whether any such transaction is to be settled by delivery of Rollover Shares, in cash or otherwise or (v) commit or agree to take any of the foregoing actions. Notwithstanding the foregoing, nothing in this paragraph shall prohibit the Shareholder from Transferring any Rollover Shares to any Affiliate (other than an Advisory Subsidiary); provided that such Affiliate executes and delivers a joinder to be bound by the terms and conditions of this Agreement and such Common Shares remain Rollover Shares for all purposes under this Agreement. Any Transfer in violation of this Section 4 shall be void ab initio.
5.          Proxy Statement.
(a)          To the knowledge of the Shareholder, the information supplied by the Shareholder for inclusion or incorporation by reference in the Proxy Statement or any other ﬁling Parent or the Company is required to make with the SEC in connection with the Merger will not, at the time that such information is provided, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(b)          Parent and the Shareholder will each use its reasonable best eﬀorts to furnish all information concerning such party and its Aﬃliates, as applicable, to the other parties that is reasonably necessary for the preparation and ﬁling of the Proxy Statement, and provide such other assistance, as may be reasonably requested by such other party to be included therein and will otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Proxy Statement and the resolution of any comments to either received from the SEC.
6.          Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to the other parties hereto as follows:

6.1.          Due Authority. The Shareholder is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation or incorporation. The Shareholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations, covenants and agreements hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance by the Shareholder of this Agreement, and the consummation by the Shareholder of the transactions contemplated hereby, have been duly authorized and approved by its board of directors or applicable corporate body, and no other action (including any shareholder vote or other action) on the part of the Shareholder is necessary to authorize the execution, delivery and performance by the Shareholder of this Agreement and the consummation by the Shareholder of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against it in accordance with its terms, except that such enforceability may be limited by and is subject to Creditors’ Rights.
6.2.          No Conflict. The execution, delivery and performance by the Shareholder of this Agreement and the consummation by the Shareholder of the transactions contemplated hereby do not and will not, assuming compliance with the matters referred to in Section 6.1 and Section 6.3, (a) contravene or conflict with or constitute a violation of the Shareholder’s organizational documents, (b) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Shareholder, (c) result in a breach of, require any consent under, constitute a default (or an event that with notice or the passage of time would become a default) under or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Shareholder or to a loss of any benefit to which the Shareholder is entitled under any provision of any agreement, contract or other instrument binding upon the Shareholder or any Permit or similar authorization held by the Shareholder, or (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) on any property or other asset of the Shareholder, except for such contraventions, conflicts or violations referred to in clause (b) or breaches, consents, defaults, rights of termination, cancellations, amendments or accelerations, losses or Encumbrances referred to in clause (c) or (d) that, individually or in the aggregate, have not prevented or materially delayed, and would not be reasonably expected to prevent or materially delay, the Shareholder’s ability to consummate the transactions contemplated hereby. The approval of the equityholders of the Shareholder is not required by applicable Law to effect the transactions contemplated hereby.
6.3.          Consents. The execution, delivery and performance by the Shareholder of this Agreement and the consummation by the Shareholder of the transactions contemplated hereby require no action by or in respect of, or Consent of, any Governmental Entity to be requested or obtained by the Shareholder prior to the Closing, except (a) as required by the rules and regulations promulgated under the Exchange Act, the Securities Act, or state securities, takeover and “blue sky” Laws, (b) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, (c) the applicable rules and regulations of the SEC or any applicable stock exchange or (d) that, individually or in the aggregate, have not prevented or materially delayed, and would not be reasonably expected to prevent or materially delay, the Shareholder’s ability to consummate the transactions contemplated hereby.

6.4.          Ownership of the Rollover Shares. The Shareholder is, as of the date hereof, the record and beneﬁcial owner of the Rollover Shares, all of which are free and clear of any Liens, other than those created by this Agreement, the Merger Agreement or arising under applicable securities Laws. The Shareholder has the full legal right, power and authority to deliver the Rollover Shares pursuant to Section 2. The Shareholder has the sole right to dispose of the Rollover Shares and none of the Rollover Shares is subject to any pledge, disposition, transfer or other agreement, arrangement or restriction, except as contemplated by this Agreement. As of the date hereof, the Shareholder has not entered into any agreement to Transfer any Rollover Shares and no person has a right to acquire any of the Rollover Shares held by the Shareholder.
6.5.          Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of the Shareholder, threatened against the Shareholder that would reasonably be expected to prevent, materially or materially impair the ability of the Shareholder to perform its obligations under this Agreement.
6.6.          Investment. The TopCo Units to be acquired by the Shareholder pursuant to this Agreement will be acquired for the Shareholder’s own account and not with a view to, or intention of, distribution thereof in violation of any applicable state securities laws. The Shareholder is an “accredited investor” within the meaning of Rule 501 of Regulation D of the SEC. The Shareholder is sophisticated in ﬁnancial matters and is able to evaluate the risks and beneﬁts of the investment in the TopCo Units. The Shareholder is able to bear the economic risk of its investment in the TopCo Units for an indeﬁnite period of time because the TopCo Units have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. The Shareholder has had an opportunity to ask questions and receive answers concerning the terms and conditions of the oﬀering of the TopcCo Units and has had access to such other information concerning TopCo as the Shareholder has requested.
6.7.          Finders Fees. No broker, investment bank, ﬁnancial advisor or other Person is entitled to any broker’s, ﬁnder’s, ﬁnancial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.
7.          Representations and Warranties of TopCo LP. TopCo LP hereby represents and warrants to the Shareholder as follows:
7.1.          Due Authority. TopCo LP is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. TopCo LP has all necessary power and authority to execute and deliver this Agreement and to perform its obligations, covenants and agreements hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance by TopCo LP of this Agreement, and the consummation by TopCo LP of the transactions contemplated hereby, have been duly authorized and approved by its board of directors or applicable corporate body, and no other action (including any shareholder vote or other action) on the part of TopCo LP is necessary to authorize the execution, delivery and performance by TopCo LP of this Agreement and the consummation by TopCo LP of the transactions contemplated hereby. This Agreement has been duly executed and delivered by TopCo LP and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of TopCo LP, enforceable against it in accordance with its terms, except that such enforceability may be limited by and is subject to Creditors’ Rights.
7.2.          No Conflict. The execution, delivery and performance by TopCo LP of this Agreement and the consummation by TopCo LP of the transactions contemplated hereby do not and will not, assuming compliance with the matters referred to in Section 7.1 and Section 7.3, (a) contravene or conflict with or constitute a violation of TopCo LP’s organizational documents, (b) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to TopCo LP, (c) result in a breach of, require any consent under, constitute a default (or an event that with notice or the passage of time would become a default) under or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of TopCo LP or to a loss of any benefit to which TopCo LP is entitled under any provision of any agreement, contract or other instrument binding upon TopCo LP or any Permit or similar authorization held by TopCo LP, or (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) on any property or other asset of TopCo LP, except for such contraventions, conflicts or violations referred to in clause (b) or breaches, consents, defaults, rights of termination, cancellations, amendments or accelerations, losses or Encumbrances referred to in clause (c) or (d) that, individually or in the aggregate, have not prevented or materially delayed, and would not be reasonably expected to prevent or materially delay, TopCo LP’s ability to consummate the transactions contemplated hereby. The approval of the equityholders of TopCo LP is not required by applicable Law to effect the transactions contemplated hereby.
7.3.          Consents. The execution, delivery and performance by TopCo LP of this Agreement and the consummation by TopCo LP of the transactions contemplated hereby require no action by or in respect of, or Consent of, any Governmental Entity to be requested or obtained by the Shareholder prior to the Closing, except (a) as required by the rules and regulations promulgated under the Exchange Act, the Securities Act, or state securities, takeover and “blue sky” Laws, (b) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, (c) the applicable rules and regulations of the SEC or any applicable stock exchange or (d) that, individually or in the aggregate, have not prevented or materially delayed, and would not be reasonably expected to prevent or materially delay, TopCo LP’s ability to consummate the transactions contemplated hereby.
7.4.          Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of TopCo LP, threatened against or aﬀecting TopCo LP that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.
7.5.          Exchanged Units. The TopCo Units, when issued to the Shareholder pursuant to the Rollover, will be issued free and clear of any Liens, other than those created by governance documents of TopCo LP, as applicable, or arising under applicable securities Laws.
8.          Representations and Warranties of the Company. The Company hereby represents and warrants to the Shareholder and Parent as follows:

8.1.          Due Authority. The Company is a legal entity duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of formation or incorporation. The Company has all necessary power and authority to execute and deliver this Agreement and to perform its obligations, covenants and agreements hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized and approved by its board of directors or applicable corporate body, and no other action (including any shareholder vote or other action) on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except that such enforceability may be limited by and is subject to Creditors’ Rights.
8.2.          No Conflict. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not, assuming compliance with the matters referred to in Section 8.1, (a) contravene or conflict with or constitute a violation of the Company’s organizational documents, (b) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company, (c) result in a breach of, require any consent under, constitute a default (or an event that with notice or the passage of time would become a default) under or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Permit or similar authorization held by the Company, or (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) on any property or other asset of the Company, except for such contraventions, conflicts or violations referred to in clause (b) or breaches, consents, defaults, rights of termination, cancellations, amendments or accelerations, losses or Encumbrances referred to in clause (c) or (d) that, individually or in the aggregate, has not had, and would not be reasonably expected to prevent or materially delay the Company’s ability to consummate the transactions contemplated hereby.
9.          Non-Survival of Representations, Warranties and Covenants. Other than the covenants and agreements in Section 2.4, Section 2.6, Section 2.7, Section 3, Section 10 and Sections 12 through 26 (and such applicable provisions incorporated by reference therein), in each case, which shall survive the Effective Time, the representations, warranties and covenants contained herein shall not survive the Effective Time.
10.          Waiver of Appraisal and Dissenter Rights. The Shareholder hereby irrevocably and unconditionally, and if applicable, agrees to cause its Affiliates to, waives, to the fullest extent of the Law, and agrees to cause to be waived and not to assert all appraisal rights, dissenter’s rights and similar rights under Section 262 of the DGCL or otherwise with respect to all of the Rollover Shares (beneficially or of record) with respect to the Merger and the transactions contemplated by the Merger Agreement.

11.          Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Shares and equity interests in the Company by reason of any split-up, reverse stock split, recapitalization, combination, reclassiﬁcation, exchange of shares or the like, the terms “Common Shares” and “Rollover Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
12.          Further Assurances. TopCo LP, Parent, the Company and the Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent and the Shareholder may reasonably request to the extent necessary to eﬀect the transactions contemplated by this Agreement and the Merger Agreement, including any documentation necessary to eﬀect the Rollover in accordance with the terms hereof.
13.          Notices. All notices, requests and other communications to any party hereto under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given and received (a) upon receipt when delivered by hand, (b) two (2) Business Days after being sent by registered mail or by courier or express delivery service, (c) upon receipt if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) at 9:00 a.m. recipient’s local time on the Business Day following transmission if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto; provided, that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such party below (or to such other physical address or email address as such party hereto shall have specified in a written notice given to the other parties hereto):
if to the Shareholder to:

BlackRock, Inc.
50 Hudson Yards
New York, NY 10001
Attention:	Connor Hartley
Email:	[***]

and

BlackRock, Inc.
Legal & Compliance
50 Hudson Yards
New York, NY 10001
Attention:	General Counsel; c/o David Maryles
Email:	[***]

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:	Patrick J. Lewis
Email:	[***]

if to Parent to:

c/o Bain Capital Private Equity, LP
200 Clarendon Street
Boston, MA 02116
Attn:	Phil Loughlin; Marvin Larbi-Yeboa; Colin Motley; Bryan Curran
Email:	[***]

with a copy (which will not constitute notice) to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attn:	David Hutchins; Thomas Fraser; Jessica Cooney
Email:	[***]

If to the Company, to:

Envestnet, Inc.
1000 Chesterbrook Boulevard, Suite 250
Berwyn, PA 19312
Attn:	Shelly O’Brien
Email:	[***]

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attn:	Benjamin M. Goodchild; Rob Kindler
Email:	[***]

14.          Interpretation. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise aﬀect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. If a term is deﬁned as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the deﬁnitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including, without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if,” any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall mean such Law as from time to time amended, modiﬁed or supplemented. Currency amounts referenced herein are in U.S. Dollars. Each reference to a “wholly-owned Subsidiary” or “wholly-owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by Law or regulation to be held by a director or nominee).
15.          Entire Agreement. This Agreement and the documents contemplated hereby, referenced herein and entered into in connection herewith, including the Merger Agreement, collectively constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.
16.          No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the beneﬁt of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, beneﬁt or remedy of any nature whatsoever under or by reason of this Agreement.
17.          Governing Law; Venue; Waiver of Jury Trial.
17.1.          This Agreement and all actions arising under or in connection therewith will be governed by and construed in accordance with the Laws of the State of Delaware (“Delaware Law”), regardless of any other Laws that might otherwise govern under applicable principles of conflicts of law, without giving effect to any Law, rule, or provision that would cause the application of any Law other than Delaware Law. The Parties expressly acknowledge and agree that: (i) the requirements of 6 Del. C. § 2708 are satisfied by the provisions of this Agreement and that such statute mandates the application of Delaware Law to this Agreement, the relationship of the parties hereto and the interpretation and enforcement of the rights and duties of any party hereto; (ii) the parties hereto have a reasonable basis for the application of Delaware Law to this Agreement, the relationship of the parties hereto, any transactions contemplated hereby, and the interpretation and enforcement of the rights and duties any Party; (iii) no other jurisdiction has a materially greater interest in the foregoing; and (iv) the application of Delaware Law would not be contrary to the fundamental policy of any other jurisdiction that, absent the choice of Delaware Law hereunder by the parties hereto, would have an interest in the foregoing.
17.2.          Each party hereto irrevocably agrees that any Proceeding with respect to this Agreement or any transactions contemplated hereby or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns will be brought and determined in the Court of Chancery in the State of Delaware and, if such court declines jurisdiction, U.S. District Court for the District of Delaware (or if jurisdiction is not then available in the U.S. District Court for the District of Delaware (but only in such event), then in any Delaware State court sitting in New Castle County) or any appellate court of any such courts, and each party hereto hereby irrevocably submits with respect to any Proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, any claim (a) that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), or (c) to the fullest extent permitted by Law, that (i) the Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper or (iii) this Agreement, or the subject matter hereof, is not enforceable in or by such courts.
17.3.          EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY.
18.          Assignment; Successors. Other than as provided herein, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the beneﬁt of, and be enforceable by, the parties hereto and their respective successors and assigns.
19.          Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions that are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (a) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, speciﬁc performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement or to enforce speciﬁcally the terms and provisions hereof, (b) the parties hereto will not assert that a remedy of monetary damages would provide an adequate remedy for such breach and (c) the right of speciﬁc enforcement is an integral part of the transactions contemplated hereby and without that right, none of the Company, Parent, Merger Sub or the Shareholder would have entered into this Agreement.
20.          Non-Recourse. This Agreement may only be enforced against, and any Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the speciﬁc obligations set forth herein with respect to such party. No past, present or future director, oﬃcer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Aﬃliate, agent, attorney or other Representative of any party hereto or any of their successors or permitted assigns or any direct or indirect director, oﬃcer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Aﬃliate, agent, attorney, Representative, successor or permitted assign of any of the foregoing, shall have any liability to the Shareholder, Parent, the Company, Merger Sub or TopCo LP for any obligations or liabilities of any party under this Agreement or for any legal proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the transactions contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith.
21.          Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and eﬀect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to eﬀect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
22.          Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become eﬀective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Any such counterpart, to the extent delivered by electronic delivery, will be treated in all manners and respects as an original executed counterpart and will be considered to have the same binding legal eﬀect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an electronic delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.
23.          Amendment; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance. No failure or delay on the part of a party in the exercise of any right or remedy hereunder shall impair such right or power or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right or power.
24.          No Presumption Against Drafting Party. The Company, Parent, Merger Sub, TopCo LP and the Shareholder acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
25.          No Agreement until Executed. This Agreement shall not be effective unless and until the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations, the Merger Agreement, this Agreement and the transactions contemplated by the Merger Agreement, including the Merger.
26.          No Ownership Interest; No “Group”. Except as expressly provided in Section 2 with respect to the Rollover Shares, (a) nothing contained in this Agreement shall be deemed to vest in TopCo LP any direct or indirect ownership or incidence of ownership of or with respect to any Rollover Shares and (b) all ownership and economic benefits of and relating to the Rollover Shares shall remain vested in and belong to the Shareholder. The parties acknowledge and agree that the arrangements contemplated by this Agreement are not intended to constitute the formation of a “group” (as defined in Section 13(d)(3) of the Exchange Act).
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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.
BLACKHAWK INVESTMENT HOLDING, LLC

By:	BlackRock Financial Management, Inc., its sole member

By:	/s/ Connor Hartley
	Name:	Connor Hartley
	Title:	Managing Director

[Signature Page to Support and Rollover Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.
ENVESTNET, INC.

By:	/s/ James Fox
	Name:	James Fox
	Title:	Interim Chief Executive Officer

[Signature Page to Support and Rollover Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.
BCPE PEQUOD BUYER, INC.

By:	/s/ Colin Motley
	Name:	Colin Motley
	Title:	Vice President and Treasurer

BCPE PEQUOD MERGER SUB, INC.

By:	/s/ Colin Motley
	Name:	Colin Motley
	Title:	Vice President and Treasurer

BCPE PEQUOD TOPCO, LP
By: BCPE Pequod Topco GP, LLC, its general partner

By:	/s/ Colin Motley
	Name:	Colin Motley
	Title:	Vice President and Treasurer

[Signature Page to Support and Rollover Agreement]